Exhibit 99.1

CAPITAL MARKETS CONTACT:

Net Element Investor Relations

investors@netelement.com
(786) 923-0523

www.netelement.com

Net Element Announces $11 Million Financing from Alfa-Bank

Financing Will Allow Net Element to Accelerate its Growth Efforts in Russia

MIAMI – September 23, 2014 – Net Element, Inc. (NASDAQ: NETE) (“Net Element” or the “Company”), a technology-driven group specializing in mobile payments and value-added transactional services in emerging countries and in the United States, is pleased to announce that Alfa-Bank, Russia’s largest private bank, has renewed and increased Net Element’s Russian subsidiary OOO TOT Money (“TOT Money”) credit facility from 300 million Russian rubles to 415 million Russian rubles (approximately USD $11 million at current exchange rate). This financing facility will support the company’s next stage of growth and operations in Russia and the Commonwealth of Independent States.

TOT Money’s previous financing agreement with Alfa-Bank, secured in September, 2012, for the amount of 300 million Russian rubles (approximately USD $9.8 million, at the time of the agreement), expired May 20, 2014 and was fully repaid, using TOT Money’s working capital, in accordance with the terms of the agreement.

“We are pleased to extend this facility to TOT Money,” said representative at Alfa-Bank. “TOT Money continues to revolutionize the transactional service market in Russia and we are pleased to support the company’s growth as it evolves and expands its service offerings.”

Oleg Firer, CEO of Net Element, emphasized the importance of the credit facility as well as having a strong working relationship with Alfa-Bank. “Alfa-Bank understands our Company and its mission and this allowed them to structure the new credit facility to facilitate the continued growth of TOT Money’s business. Mr. Firer continued, “This financing significantly heightens our liquidity position and enhances our ability to invest in growth opportunities in the region. We value having a lender with deep knowledge of the transactional services market and CIS region.”

In April 2014, TOT Money launched its new state-of-the-art platform for mobile commerce, direct carrier billing and payment processing. The $11 million credit facility will provide TOT Money with financial resources to attract top customers and continue to build upon its platform for Russia and the Commonwealth Independent States (“CIS”) markets.

Additional information regarding this financing may be found in Net Element’s 8K, which was filed with the Securities and Exchange Commission (SEC) September 23, 2014, and may be obtained from the SEC's Internet website at http://www.sec.gov.

About Net Element (NASDAQ: NETE)

Net Element (NASDAQ: NETE) is a global technology-driven group specializing in mobile payments and value-added transactional services. The Company owns and operates a global mobile payments and transaction processing provider, TOT Group. TOT Group companies include Unified Payments, recognized by Inc. Magazine as the #1 Fastest Growing Private Company in America in 2012; Aptito, a next generation cloud-based point of sale payments platform; and TOT Money, which has a leading position in Russia and has been ranked as the #1 SMS content provider by Beeline, Russia's second largest telecommunications operator. Together with its subsidiaries, Net Element enables ecommerce and adds value to mobile commerce environments. Its global development centers and high-level business relationships in the United States, Russia and Commonwealth of Independent States strategically position the Company for continued growth. More information is available at www.netelement.com.

About Alfa-Bank

Founded in 1990, Alfa-Bank is a full-service bank operating in most sectors of the financial market, including retail and corporate lending, investment banking, leasing, trade and structured finance.

Alfa-Bank is Russia’s largest private bank in terms of total assets, total equity, customer accounts and loan portfolio.

According to the audited IFRS financial statements for 2013, the Alfa Banking Group, which comprises OJSC Alfa-Bank as well as its subsidiary financial companies, had total assets of $48.6 billion, gross loans of $34.0 billion, and total equity of $4.8 billion. Net profit after tax for 2013 amounted to $900 million.

The Alfa Banking Group’s corporate and retail client base has grown considerably over the last several years. As of January 1, 2014, the Alfa Banking Group served around 109 thousand corporate and 10.6 million retail customers, while the branch network expanded to 617 offices across Russia and abroad, including a subsidiary bank in the Netherlands and financial subsidiaries in the United States, the United Kingdom and Cyprus.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as "continue," "will," "may," "could," "should," "expect," "expected," "plans," "intend," "anticipate," "believe," "estimate," "predict," "potential," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, whether Net Element or its business continues to grow, whether the credit facility from Alfa-Bank will have a positive effect on the Company’s business and whether the referenced transaction and any additional financing secured by Net Element will be adequate to meet the Company's objectives.  All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Net Element and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to: (i) Net Element 's ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (ii) Net Element 's ability to maintain existing, and secure additional, contracts with users of its payment processing services; (iii) Net Element 's ability to successfully expand in existing markets and enter new markets; (iv) Net Element 's ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies; (v) unanticipated operating costs, transaction costs and actual or contingent liabilities; (vi) the ability to attract and retain qualified employees and key personnel; (vii) adverse effects of increased competition on Net Element 's business; (viii) changes in government licensing and regulation that may adversely affect Net Element 's business; (ix) the risk that changes in consumer behavior could adversely affect Net Element 's business; (x) Net Element 's ability to protect its intellectual property; (xi) local, industry and general business and economic conditions; (xii) adverse effects of potentially deteriorating U.S.-Russia relations, including, without limitation, over a conflict related to Ukraine, including a risk of U.S. government sanctions or other legal restrictions on U.S. businesses doing business in Russia. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K and the subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K filed by Net Element with the Securities and Exchange Commission. Net Element anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Net Element assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law.

Source: Net Element